Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Medicine Man Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of registration fee
Equity	Common Stock, par value $0.001 per share	Other	15,000,000 (2)	$1.62	$24,300,000	$92.70 per $1,000,000	$2,252.61
Total Offering Amounts							$2,252.61
Total Fee Offsets							—
Net Fee Due							$2,252.61

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement to which this exhibit is attached also covers an indeterminate number of additional shares of Common Stock which may become available for issuance to cover possible adjustments under the Plan, for example, by reason of stock dividends, stock splits, recapitalizations or other similar transactions.

(2)	Represents an additional 15,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), issuable under the Medicine Man Technologies, Inc. 2017 Equity Incentive Plan, as amended (the “Plan”) as a result of an amendment to the Plan. The Registrant previously filed a Registration Statement on Form S-8 (No. 333-218662) with respect to shares initially issuable under the Plan, and a Registration Statement on Form S-8 (No. 333-225947) with respect to additional shares issuable under the Plan following a prior amendment to the Plan.

(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of computing the registration fee where the offering price for share cannot be determined, based on the average bid and asked prices for the Common Stock as reported on the OTCQX on May 12, 2022, which date is within five business days prior to filing this Registration Statement.